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ADVANTUS SERIES FUND, INC.
(Name of Registrant as Specified in its Charter)

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ADVANTUS SERIES FUND, INC.

INTERNATIONAL BOND PORTFOLIO

400 ROBERT STREET NORTH

ST. PAUL, MINNESOTA 55101-2098

February 5, 2008

Dear Beneficial Owner:

Effective January 1, 2008, the Board of Directors of Advantus Series Fund, Inc. (the “Fund”) replaced Augustus Asset Managers Limited as sub-adviser to the International Bond Portfolio (the “Portfolio”) with Franklin Advisers, Inc. (“Franklin”). The Board of Directors took this action upon the recommendation of the Portfolio’s investment adviser, Advantus Capital Management, Inc. (the “Adviser”). The Adviser’s recommendation was based on several factors, including Franklin’s portfolio management experience and the prior performance of Franklin’s global fixed-income investment team.

The Board of Directors took this action pursuant to an exemptive order received by the Fund and the Adviser from the U.S. Securities and Exchange Commission that permits the Board of Directors generally to approve a change in the Portfolio’s sub-adviser, upon recommendation of the Adviser, without shareholder approval.

As the owner of a variable life insurance or variable annuity contract, you are an indirect participant in the Portfolio. Accordingly, we are providing you with the attached information statement to inform you of these changes to the Portfolio. We are not asking you for a proxy and you are requested not to send us a proxy.

Sincerely,

Gregory S. Strong

President

ADVANTUS SERIES FUND, INC.

INTERNATIONAL BOND PORTFOLIO

400 ROBERT STREET NORTH

ST. PAUL, MINNESOTA 55101-2098

INFORMATION STATEMENT

INTRODUCTION

This information statement is being provided to you on behalf of the Board of Directors of Advantus Series Fund, Inc. (the “Fund”) by Minnesota Life Insurance Company (“Minnesota Life”). The International Bond Portfolio (the “Portfolio”) issues and sells its shares to the separate accounts of Minnesota Life. The separate accounts hold shares of mutual funds, including the Portfolio, which fund benefits under variable annuity contracts or variable life insurance contracts (the “Variable Contracts”) issued by Minnesota Life. You are receiving this information statement because, as the owner of a Variable Contract, you are an indirect participant in the Portfolio.

At a meeting held on October 25, 2007, the Board considered a recommendation by Advantus Capital Management, Inc. (the “Adviser”), the investment adviser to the Portfolio, to approve a new sub-advisory agreement (the “Franklin Agreement”) between the Adviser and Franklin Advisers, Inc. (“Franklin”) whereby Franklin would replace Augustus Asset Managers Limited (“Augustus”) as sub-adviser to the Portfolio. The Board voted unanimously to approve the Franklin Agreement effective January 1, 2008, after reviewing materials furnished by the Adviser and by Franklin pertaining to Franklin and the Franklin Agreement.

The Board approved the Franklin Agreement without shareholder approval pursuant to an exemptive order received by the Fund and the Adviser from the U.S. Securities and Exchange Commission (“SEC”). The exemptive order permits the Board, upon recommendation of the Adviser, to hire new sub-advisers and to make certain other changes to existing sub-advisory agreements without shareholder approval. Pursuant to the terms of the exemptive order, this information statement is being provided to owners of certain Variable Contracts who, by virtue of their ownership of the Variable Contracts, beneficially owned shares of the Portfolio at the close of business on January 28, 2008. This information statement describes the circumstances surrounding the Board’s approval of the Franklin Agreement and provides you with an overview of the terms of the Franklin Agreement. This information statement is being first sent to Variable Contract owners on or about February 5, 2008. You do not need to take any action; this statement is provided for information only.

WE ARE NOT ASKING YOU FOR A PROXY,

AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

BACKGROUND INFORMATION

Advantus Series Fund, Inc. (the “Fund”)

The Fund is a Minnesota corporation, organized on February 22, 1985, consisting of various investment portfolios, each of which operates as a no-load, diversified, open-end management investment company, except that the Portfolio operates as a non-diversified, open-end management investment company. The Fund is a series fund, which means that it has several different portfolios.

Currently, shares of the Fund, including shares of the Portfolio, are sold only to the separate accounts of Minnesota Life, a Minnesota corporation. The separate accounts, which are the owners of the shares of the Fund, invest in the shares of each of the Fund’s portfolios in accordance with instructions received from the owners of the Variable Contracts issued by Minnesota Life. Minnesota Life, through its separate accounts which fund the Variable Contracts, owned 100% of the shares outstanding of each portfolio of the Fund as of December 31, 2007. As a result, Minnesota Life is a controlling person of the Fund and through its ownership of shares of the Fund, may elect all the directors of the Fund and approve other Fund actions. Minnesota Life’s address is 400 Robert Street North, St. Paul, Minnesota 55101-2098.

Advantus Capital Management, Inc. (the “Adviser”)

The investment adviser for the Fund is Advantus Capital Management, Inc. The Adviser has been the investment adviser and manager of the Fund, including the Portfolio, since May 1, 1997. The Adviser acts as such pursuant to a written agreement that is periodically considered for approval by the Board of Directors or shareholders of the Fund. The address of the Adviser is 400 Robert Street North, St. Paul, Minnesota 55101-2098.

The Adviser was incorporated in Minnesota on June 3, 1994, and is an affiliate of Minnesota Life. All of the shares of the voting stock of Minnesota Life are owned by a second tier intermediate stock holding company named Securian Financial Group, Inc., which in turn is a wholly-owned subsidiary of a first tier intermediate stock holding company named Securian Holding Company, which in turn is a wholly-owned subsidiary of the ultimate parent, Minnesota Mutual Companies, Inc. The Adviser is also a wholly-owned subsidiary of Securian Financial Group, Inc.

Gary M. Kleist, Vice President and Treasurer of the Fund, is Financial Vice President and Director of the Adviser. Vicki L. Bailey, Chief Compliance Officer of the Fund, is Vice President, Investment Law, Chief Compliance Officer and Secretary of the Adviser.

The Adviser acts as investment adviser and manager of the Fund, including the Portfolio, under an Investment Advisory Agreement dated May 1, 2000, and amended with respect to certain of the fees set forth on Schedule A thereto on December 28, 2004 (the “Investment Advisory Agreement”), which originally became effective on May 1, 2000 after it was approved by shareholders on April 17, 2000. Schedule A to the Investment Advisory Agreement, as amended, was approved by shareholders of the Fund, including the Portfolio, on December 28, 2004 and became effective on January 1, 2005. The Investment Advisory Agreement was last approved by the Board of Directors of the Fund (including a majority of the directors who are not parties to the contract, or interested persons of any such party) on January 24, 2007.

The Investment Advisory Agreement terminates automatically in the event of assignment. In addition, the Investment Advisory Agreement is terminable at any time, without penalty, by the Board of Directors of the Fund or by vote of a majority of the Fund’s outstanding voting securities on 60 days’ written notice to the Adviser, and by the Adviser on 60 days’ written notice to the Fund. Unless sooner terminated, the Investment Advisory Agreement shall continue in effect for more than two years after its execution only so long as such continuance is specifically approved at least annually either by the Board of Directors of the Fund or by a vote of a majority of the outstanding voting securities, provided that in either event such continuance is also approved by the vote of a majority of the directors who are not interested persons of any party to the Investment Advisory

Agreement, cast in person at a meeting called for the purpose of voting on such approval. The required shareholder approval of any continuance of the Investment Advisory Agreement shall be effective with respect to any portfolio if a majority of the outstanding voting securities of the class of capital stock of that portfolio votes to approve such continuance, notwithstanding that such continuance may not have been approved by a majority of the outstanding voting securities of the Fund.

The Adviser does not currently serve as investment adviser to any other fund, registered with the SEC under the 1940 Act, that has an investment objective similar to the investment objective of the Portfolio.

The Fund and the Adviser have obtained an exemptive order from the SEC which permits the Adviser to employ a “manager of managers” strategy in connection with its management of the Fund. The exemptive order permits the Adviser, subject to certain conditions, to select new investment sub-advisers with the approval of the Fund’s Board of Directors, but without obtaining shareholder approval. The order also permits the Adviser to change the terms of agreements with the investment sub-advisers or continue the employment of an investment sub-adviser after an event which would otherwise cause the automatic termination of services (such as a change in control of the sub-adviser). Shareholders are notified of any investment sub-adviser changes. Shareholders have the right to terminate arrangements with an investment sub-adviser by vote of a majority of the outstanding shares of a portfolio. The Adviser has the ultimate responsibility for the investment performance of each of the Fund’s portfolios employing investment sub-advisers due to its responsibility to oversee the investment sub-advisers and recommend their hiring, termination and replacement.

Principal Underwriter and Administrator

The principal underwriter for the Fund and the Portfolio is Securian Financial Services, Inc. (“Securian Financial”), an affiliate of the Adviser. During the most recent fiscal year ended December 31, 2007, the Portfolio paid Securian Financial $176,090 for distribution services provided to the Portfolio in accordance with the Plan of Distribution. Securian Financial will continue to provide these distribution services to the Portfolio.

Minnesota Life, also an affiliate of the Adviser, serves as administrative services agent to the Fund and the Portfolio. Administrative services provided to the Fund and the Portfolio by Minnesota Life include accounting oversight, financial reporting, legal and other administrative services. During the most recent fiscal year ended December 31, 2007, the Portfolio paid Minnesota Life $31,200 for administrative services provided to the Portfolio. Minnesota Life will continue to provide these administrative services to the Portfolio.

The address of both Securian Financial and Minnesota Life is 400 Robert Street North, St. Paul, Minnesota 55101-2098.

Investment Sub-Adviser

Replacement of Augustus with Franklin

At a meeting held on October 25, 2007, the Adviser recommended that the Board approve the Franklin Agreement so that Franklin would replace Augustus as the sub-adviser for the Portfolio. At the October 25 meeting, the Board, including a majority of the directors who are not “interested persons” of the Fund within the meaning of the Investment Company Act of 1940, as amended (the “1940 Act”), approved the Franklin Agreement to be effective on or about January 1, 2008. The prior sub-advisory agreement with Augustus was dated January 11, 2007. Pursuant to the “manager of managers” exemptive order received by the Fund and the Adviser, neither the Augustus sub-advisory agreement nor the Franklin sub-advisory agreement have been or will be submitted to a vote of security holders.

Franklin Advisers, Inc. (“Franklin”)

Franklin, a California corporation, is a registered investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”). Its principal place of business is at One Franklin Parkway, San Mateo, California 94403-1906. Franklin is a wholly owned subsidiary of Franklin Resources, Inc. (“Franklin Resources”), which is a publicly owned company engaged in the financial services industry through its subsidiaries. Charles B. Johnson and Rupert H. Johnson, Jr. are the principal shareholders of Franklin Resources.

The names and principal occupations of the principal executive officer and each director of Franklin are set forth in the following table. The address of each such individual is One Franklin Parkway, San Mateo, California 94403-1906, which is also the mailing address of Franklin.

Name	Title	Principal Occupation
Edward Burton Jamieson	President and Director	President
Rupert Harris Johnson, Jr.	Director	Director
John Matthew Lusk	Vice President and Director	Vice President
Christopher James Molumphy	Executive Vice President and Director	Executive Vice President

No person who is an officer or director of the Fund is an officer or director of Franklin.

Dr. Michael Hasenstab is the lead portfolio manager for the Portfolio. Dr. Hasenstab is Senior Vice President, Co-Director, and portfolio manager for the International Bond Department of the Franklin Templeton Fixed Income Group. He also is a portfolio manager for numerous Franklin Templeton Funds, including the Templeton Global Bond Fund. Dr. Hasenstab joined Franklin Templeton Investments in 1995 and has been the manager of the Templeton Global Bond Fund since 2001, which is also advised by Franklin.

Franklin currently serves as investment adviser or sub-adviser for the following funds, which are registered with the SEC under the 1940 Act, that have main investment strategies substantially similar to those of the Portfolio:

Fund	Rate of Franklin’s Compensation			Contractually Waived Advisory Fees	Net Assets of Fund at December 31, 2007
	Average Daily Net Assets	Fee Rate
Templeton Global Bond Fund	$0-$200 million: over $200 million-$1.3 billion: in excess of $1.3 billion:	0.50% 0.45% 0.40%		None	$7.831 billion
Templeton International Bond Fund	$0-$200 million: over $200 million-$1.3 billion: in excess of $1.3 billion:	0.50% 0.45% 0.40%		Yes	$7.657 million
Maxim Global Bond Portfolio	$0-$100 million: over $100 million-$300 million: in excess of $300 million:	0.30% 0.275% 0.25%	*	None	$134.230 million

*	The services Franklin may provide to other sub-advised funds may not be the same as the services it provides to the Portfolio. The fee schedule Franklin charges to serve as a sub-adviser to a registered investment company with a global bond strategy has increased over time due to: (1) the increasing costs of investing in global markets (including emerging markets); (2) the increasing demand for, and capacity constraints of, the global bond strategy; and (3) the increasing level of portfolio management and back office resources required to serve as a sub-adviser.

INVESTMENT SUB-ADVISORY AGREEMENT

Information Concerning the Franklin Agreement

The Franklin Agreement is substantially similar to the prior sub-advisory agreement with Augustus (the “Augustus Agreement”), except for:

•	A change in the effective date (the Augustus Agreement was effective January 11, 2007; the Franklin Agreement became effective January 1, 2008);

•

References to the Financial Services Authority of the United Kingdom (“FSA”), and to complaints and compensation under the FSA, have been removed because, while Augustus is a United Kingdom company regulated by the FSA, Franklin is a California corporation not subject to the FSA;

•	The Franklin Agreement specifically provides that orders for the purchase and sale of securities by Franklin may be placed through an affiliate of Franklin;

•

The Franklin Agreement requires the Adviser to arrange at least one Short-Term Investment Fund to be available to be used as a sweep vehicle for the short-term investment of cash for the Portfolio; the Augustus Agreement required two such funds;

•

The Franklin Agreement allows Franklin, to the extent permitted by applicable law, and subject to certain conditions, to aggregate the purchase or sale of securities in order to obtain the best execution or lower brokerage commissions and to allocate the securities so purchased or sold, as well as the expenses incurred in the transaction, in the manner Franklin considers to be the most equitable and consistent with its fiduciary obligations to the Portfolio and its other customers;

•

The Franklin Agreement adds a provision with respect to liability to the effect that, if a higher standard of care is imposed by applicable law than set forth in the Franklin Agreement, such higher standard will apply;

•

A provision in the Augustus Agreement relating to Potential Conflicts of Interest and Disclosures, which allowed Augustus to effect transactions in which it or its associate had a material interest, is removed from the Franklin Agreement; and

•

A change in the annual fee (the Augustus Agreement provided that Augustus would receive a fee of 30 basis points (0.30%); the Franklin Agreement provides that Franklin will receive a fee of 37 basis points (0.37%)); under both agreements such fees are paid by the Adviser.

The Franklin Agreement requires Franklin to perform the same services as those provided by Augustus under the Augustus Agreement. Accordingly, the Portfolio will receive under the Franklin Agreement sub-advisory services from Franklin that are substantially similar to those it received from Augustus under the Augustus Agreement.

The Franklin Agreement provides that, within the framework of the investment objectives, policies and restrictions of the Portfolio and applicable law, and subject to the supervision of the Adviser and the Board, Franklin is granted discretion to formulate and implement an overall program for managing the investment of the assets of the Portfolio, to amend and update such program from time to time as financial and other economic conditions warrant, and to take such steps as are necessary to implement the investment program by purchase and sale of securities.

The Franklin Agreement requires the Adviser to arrange with the Portfolio’s custodian to have at least one short-term investment fund available which Franklin agrees to use for short-term investment of cash, subject to limitations under the 1940 Act. Under the Franklin Agreement, Franklin is responsible for the management of cash, and Franklin is required to manage cash in full compliance with any applicable restrictions, including limitations under the 1940 Act.

The Franklin Agreement states that the Adviser may, on occasion, enter into agreements for directed brokerage with certain brokers, and Franklin agrees to follow the Adviser’s direction regarding such directed brokerage. Otherwise, the Franklin Agreement provides that, in placing orders or directing the placement of orders for the execution of portfolio transactions, Franklin is authorized to select brokers and dealers for the execution of the Portfolio’s transactions. In selecting such brokers or dealers, Franklin is authorized to consider the fact that a broker or dealer has furnished statistical, research or other information or services which enhance Franklin’s investment research and portfolio management capability generally. Franklin also may negotiate with and assign to a broker a commission which may exceed the commission which another broker would have charged for effecting the transaction if Franklin determines in good faith that the amount of commission charged was reasonable in relation to the value of brokerage and/or research services provided by such broker, viewed in terms either of the Portfolio or Franklin’s overall responsibilities to Franklin’s discretionary accounts.

Franklin is required to provide reports to the Adviser or the Board concerning the investment activity and portfolio composition of the Portfolio in such form and at such intervals as the Adviser or the Board may from time to time reasonably request. The Franklin Agreement requires Franklin to use the same skill and care in providing services to the Portfolio as it uses in providing services to other fiduciary accounts for which it has investment responsibility.

The Franklin Agreement allows Franklin, to the extent permitted by applicable law, and subject to certain conditions, to aggregate the purchase or sale of securities in order to obtain the best execution or lower brokerage commissions and to allocate the securities so purchased or sold, as well as the expenses incurred in the transaction, in the manner Franklin considers to be the most equitable and consistent with its fiduciary obligations to the Portfolio and its other customers.

The Franklin Agreement requires Franklin to pay all of its own expenses incurred in connection with its activities under the Agreement; however, all brokerage and custodial expenses relating to the operation of the Portfolio are to be borne by the Portfolio.

The Franklin Agreement is effective upon approval by the Fund’s Board of Directors, including a majority of the directors who are not “interested persons” within the meaning of the 1940 Act, by a vote cast in person at a meeting called for the purposes of voting such approval. The Franklin Agreement provides for an initial term of two years from the effective date of the agreement. The agreement is then renewed for successive annual terms, provided that such continuance is specifically approved at least annually by a vote of the holders of the majority of the outstanding voting securities of the Portfolio or by a vote of the majority of the Fund’s Board, and provided further that in either event the continuance is also approved by a majority of the directors who are not “interested persons” within the meaning of the 1940 Act, by vote cast in person at a meeting called for the purpose of voting on such approval.

The Franklin Agreement may be terminated at any time without payment of penalty by the Fund’s Board or by a vote of a majority of the outstanding voting securities of the Portfolio on sixty days’ prior written notice to Franklin, or by the Adviser or Franklin upon sixty days’ prior written notice to the other. The Franklin Agreement terminates automatically in the event of its assignment or upon any termination of the Investment Advisory Agreement between the Fund and the Adviser. The Franklin Agreement may be modified only by mutual written agreement by the parties thereto.

The Franklin Agreement provides that, except as otherwise provided by the 1940 Act, Franklin and its officers, directors, employees or agents are not subject to liability for any error of judgment or mistake of law or for any loss arising out of any investment or other act or omission in the performance by Franklin of its duties under the Franklin Agreement or for any loss or damage resulting from the imposition by any government of exchange control restrictions which might affect the liquidity of the Portfolio’s assets, or from acts or omissions of the Adviser, custodians, securities depositories or other third parties, or from any war or political act of any foreign government to which such assets might be exposed, provided that nothing in the Franklin Agreement protects Franklin against any liability to the Portfolio to which Franklin otherwise would be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties under the Franklin Agreement, or by reason of Franklin’s reckless disregard of its obligations and duties under the Franklin Agreement. Further, if a higher standard of care is imposed by applicable law, such standard will apply under the Franklin Agreement as provided therein.

The Franklin Agreement provides that for the services rendered, the facilities furnished, and the expenses assumed by Franklin, the Adviser (out of its fees received from the Portfolio, in accordance with the terms of the Investment Advisory Agreement between the Adviser and the Fund) will pay Franklin an annual sub-advisory fee as shown in the following table. The sub-advisory fee is accrued daily and paid to Franklin quarterly.

Franklin Agreement		Augustus Agreement
Average Daily Net Assets	Rate	Average Daily Net Assets	Rate
All Assets of the Portfolio	0.37%	All Assets of the Portfolio	0.30%

Advisory and Sub-Advisory Fees

For the fiscal year ended December 31, 2007, the Portfolio paid the Adviser $422,616 for advisory services to the Portfolio.

For the fiscal year ended December 31, 2007, the Adviser (out of its fees received from the Portfolio) paid Augustus $211,477 for sub-advisory services to the Portfolio. If the Franklin Agreement had been in effect during the same period, the Adviser (out of its fees received from the Portfolio) would have paid Franklin $260,821 for sub-advisory services to the Portfolio. This amount would have been 123% of the amount received by Augustus for the same period.

Board Consideration of the Franklin Agreement

At a meeting held on October 25, 2007, the Board considered the Adviser’s recommendation that Franklin replace Augustus as the sub-adviser to the Portfolio and unanimously approved the Franklin Agreement. At the meeting, the Board reviewed materials furnished by the Adviser and by Franklin pertaining to Franklin and the Franklin Agreement. The Board also met personally with and received a presentation from Dr. Michael Hasenstab, Senior Vice President, Co-Director and portfolio manager for the International Bond Department of the Franklin Templeton Fixed Income Group, and Sandra Schoren-Testa, a Senior Vice President of Franklin Templeton Institutional.

The Adviser, as manager of all of the portfolios of the Fund, is charged with researching and recommending sub-advisers for the Fund, including the Portfolio. The Adviser has adopted policies and procedures to assist it in the process of analyzing each sub-adviser with expertise in particular asset classes for purposes of making the recommendation that a specific investment adviser be selected. The Board reviews and considers the information provided by the Adviser in deciding which investment advisers to approve. The directors also receive frequent updates on industry and regulatory developments and best practices. After an investment adviser becomes a sub-adviser, a similarly rigorous process is instituted by the Adviser to monitor the investment performance and other responsibilities of the sub-adviser.

As part of its ongoing obligation to monitor and evaluate the performance of the Portfolio’s sub-adviser, the Adviser recently completed a review of Augustus’ management of the Portfolio. The Adviser’s review and evaluation of Augustus focused primarily on the performance of the Portfolio.

The Board, including a majority of the independent directors, with the assistance of independent counsel to the independent directors, considered whether to approve the Franklin Agreement in light of its experience in governing the Fund and working with the Adviser and the sub-advisers on matters relating to the portfolios of the

Fund, including the Portfolio. The independent directors are those directors who are not “interested persons” of the Fund within the meaning of the 1940 Act, and are not employees of or affiliated with the Portfolio, the Adviser, Augustus, or Franklin.

Prior to voting, the Board reviewed the Adviser’s recommendation that it approve the Franklin Agreement with experienced counsel who are independent of the Adviser and received from such counsel an oral summary of the legal standards for consideration of the proposed approval. In its deliberations, the Board considered all factors that the directors believed were relevant. The Board based its decision to approve the Franklin Agreement on the totality of the circumstances and relevant factors, and with a view to past and future long-term considerations.

The directors also requested and evaluated other information, including information on Franklin’s organization and current staffing, detailed comparative expense and performance information, and information on brokerage allocation practices and soft dollar arrangements. The directors also requested and reviewed a summary of Franklin’s code of ethics and overall compliance program.

The directors reviewed the terms of the Franklin Agreement and a memorandum from independent legal counsel outlining their legal duties and responsibilities as directors in connection with this review. In reaching their determination with respect to the approval of the Franklin Agreement, the directors met in private session with independent legal counsel at which no representatives of the Adviser, Franklin or their respective affiliates were present.

In their deliberations, the directors did not identify any particular information that was all-important or controlling, and each director may have attributed different weights to the various factors. The directors evaluated all information available to them regarding the Portfolio.

The material factors and conclusions that formed the basis for the directors’ approval of the Franklin Agreement (including the appropriateness of the fees payable to Franklin by the Adviser thereunder) were separately discussed by the directors. The directors determined that the overall arrangements between the Portfolio and Franklin, as provided in the Franklin Agreement, are fair and reasonable in light of the services performed, expenses incurred and such other matters as the directors considered relevant in the exercise of their reasonable judgment.

The Board approved the termination of the Augustus Agreement and determined that the Franklin Agreement was reasonable and in the best interests of the Portfolio and approved Franklin as the Portfolio’s new sub-adviser, effective on or about January 1, 2008. The Board’s decision to approve the Franklin Agreement reflects the exercise of its business judgment on whether to approve new arrangements and continue existing arrangements.

A rule adopted by the SEC under the 1940 Act requires a discussion of certain factors relating to the selection of investment advisers and sub-advisers and the approval of advisory and sub-advisory fees. The factors enumerated by the SEC in the rule are set forth below in italics followed by the Board’s conclusions regarding each factor.

(1) The nature, extent, and quality of services provided by the Sub-Adviser.

In deciding to approve Franklin as the Portfolio’s sub-adviser, the Board considered the experience and track record of Franklin’s investment management personnel. The Board also noted Franklin’s investment infrastructure as well as the risk profiles of its investment process. Specifically, the Board determined that, based upon the Adviser’s report, the proposed change to Franklin as the sub-adviser likely would benefit the Portfolio and its shareholders.

In reviewing the other various matters listed above, the Board concluded that Franklin is a recognized firm capable of competently managing the Portfolio; that the nature, extent, and quality of services that Franklin could provide were at a level at least equal to the services that could be provided by Augustus; that the services contemplated by the Franklin Agreement are substantially similar to those provided under the Augustus Agreement; that the Franklin Agreement contains provisions generally comparable to those of other sub-advisory agreements for other mutual funds; that Franklin was staffed with a number of qualified personnel and had significant research capabilities; and that Franklin’s investment performance, based upon the historical “track records” of a comparable fund, was at least satisfactory.

(2) The investment performance of the Sub-Adviser.

The Board received information about the performance of Franklin in managing its Franklin Templeton Global Bond Plus strategy, including the Templeton Global Bond Fund, which are managed in a style consistent with the Portfolio. The Board noted that the lead portfolio manager for the Franklin Templeton Global Bond Plus strategy and the Templeton Global Bond Fund will be the lead portfolio manager for the Portfolio. The performance information provided for the Franklin Templeton Global Bond Plus strategy covered the one-, three-, five-, and ten-year periods ended June 30, 2007, and included (a) gross returns, (b) net returns, and (c) comparison to an appropriate benchmark. The performance information provided for the Templeton Global Bond Fund similarly covered the one-, three-, five-, and ten-year periods ended June 30, 2007, and included (a) total returns and (b) comparison with that fund’s Lipper peer group over the same time periods.

The Board noted that the Franklin Templeton Global Bond Plus strategy performance compared favorably with its benchmark and that Templeton Global Bond Fund’s performance relative to its Lipper peer group ranked in the 8th percentile or higher for all periods presented. On the basis of the information presented, the Board concluded that Franklin’s performance in managing portfolios with main strategies substantially similar to that of the Portfolio has been strong.

(3) The costs of services to be provided and profits to be realized by Franklin from its relationship with the Portfolio.

The Adviser, on behalf of the Board, requested, but did not receive, an analysis of Franklin’s profitability in managing the Portfolio. The Board noted that sub-advisers such as Franklin sometimes do not disclose this proprietary information, and further noted that the Franklin Agreement (including Franklin’s fees) had been negotiated by the Adviser on an arm’s length basis.

The Board compared the fee schedule in the Franklin Agreement to the fee schedule in the Augustus Agreement. The Board noted that the fee schedule in the Franklin Agreement is somewhat higher than the fee schedule in the Augustus Agreement (37 basis points versus 30 basis points). The Board also noted that fees paid to Franklin will be paid by the Adviser out of the fees it receives from the Portfolio and that the fees payable by shareholders of the Portfolio will not change. The Board noted that, consequently, the change in sub-adviser will result in less profit to the Adviser. Based upon its review, the Board concluded that the fees proposed to be paid to Franklin were reasonable. Information comparing the fees under the Franklin Agreement and the Augustus Agreement is set forth in this information statement.

(4) and (5) The extent to which economies of scale would be realized as the Portfolio grows, and whether fee levels reflect these economies of scale.

The Board noted that the fee schedule in the Franklin Agreement does not contain “breakpoints” to reduce the fee rate based upon the size of the Portfolio’s assets. The Board noted that the fee schedule in the Augustus Agreement similarly did not contain any breakpoints. The Board recognized that Franklin may realize certain economies of scale as the Portfolio grows larger, which are not reflected in the fee schedule in the Franklin Agreement. The Board noted that in the fund industry as a whole, as well as among funds similar to the Portfolio, there is no uniformity or pattern in the fees and asset levels at which breakpoints apply and that the advisory agreements for many funds do not have breakpoints at all. Depending on the age, size, and other characteristics of a particular fund and its manager’s cost structure, different conclusions can be drawn as to whether there are economies of scale to be realized at any particular level of assets, notwithstanding the intuitive conclusion that such economies exist, or will be realized at some level of total assets. Moreover, because different managers have different cost structures and service models, it is difficult to draw meaningful conclusions from the breakpoints that may have been adopted by other funds. The Board also noted that the Franklin Agreement (including Franklin’s fees) had been negotiated by the Adviser on an arm’s length basis. Having taken these factors into account, the Board concluded that the Portfolio’s sub-advisory fee rate is acceptable.

The directors also reviewed the costs associated with the change in sub-advisers (such as the cost of preparing and mailing this information statement) and approved the allocation of such costs to the Portfolio.

Brokerage Transactions

Since most purchases by the Portfolio are principal transactions at net prices, it incurs little or no brokerage costs. The Portfolio deals directly with the selling or buying principal or market maker without incurring charges for the services of a broker on its behalf, unless it is determined that a better price or execution may be obtained by using the services of a broker. Purchases of portfolio securities from underwriters will include a commission or concession paid to the underwriter, and purchases from dealers will include a spread between the bid and ask prices. The Portfolio seeks to obtain prompt execution of orders at the most favorable net price. Transactions may be directed to dealers in return for research and statistical information, as well as for special services provided by the dealers in the execution of orders.

It is not possible to place an accurate dollar value on the special execution or on the research services Franklin receives from dealers effecting transactions in portfolio securities. The allocation of transactions to obtain additional research services allows Franklin to supplement its own research and analysis activities and to receive the views and information of individuals and research staffs from many securities firms. The receipt of these products and services does not reduce Franklin’s research activities in providing investment advice to the Portfolio.

As long as it is lawful and appropriate to do so, Franklin and its affiliates may use this research and data in their investment advisory capacities with other clients.

Because Franklin Templeton Distributors, Inc. (“Distributors”) is a member of the Financial Industry Regulatory Authority (“FINRA”), it may sometimes receive certain fees when the Portfolio tenders portfolio securities pursuant to a tender-offer solicitation. To recapture brokerage for the benefit of the Portfolio, any portfolio securities tendered by the Portfolio will be tendered through Distributors if it is legally permissible to do so. In turn, the next sub-advisory fee payable to Franklin will be reduced by the amount of any fees received by Distributors in cash, less any costs and expenses incurred in connection with the tender, and the advisory fee the Portfolio pays Advantus Capital will be reduced by the same amount.

If purchases or sales of securities of the Portfolio and one or more other investment companies or clients supervised by Franklin are considered at or about the same time, transactions in these securities will be allocated among the several investment companies and clients in a manner deemed equitable to all by Franklin, taking into account the respective sizes of the accounts and the amount of securities to be purchased or sold. In some cases this procedure could have a detrimental effect on the price or volume of the security so far as the Portfolio is concerned. In other cases it is possible that the ability to participate in volume transactions may improve execution and reduce transaction costs to the Portfolio.

For the year ended December 31, 2007, the Portfolio paid no brokerage fees.

Affiliated Brokerage Commissions

Subject to the above considerations, the Franklin Agreement permits Franklin to use a broker that is an affiliated person of the Portfolio, of the Adviser, or of Franklin, to effect transactions on a securities exchange for the Portfolio (“Affiliated Broker”). In order for an Affiliated Broker to effect any portfolio transactions for the Portfolio, the commissions, fees, or other remuneration received by the broker must be reasonable and fair compared to the commissions, fees, or other remuneration paid to other brokers in connection with comparable transactions involving similar securities being purchased or sold on a securities exchange during a comparable period of time. This standard limits Affiliated Brokers to receiving no more than the remuneration expected to be received by an unaffiliated broker in a commensurate arm’s-length transaction. Furthermore, the Board, including a majority of the independent directors, must adopt or approve procedures for Franklin that are reasonably designed to ensure that any commissions, fees, or other remuneration paid to an Affiliated Broker are consistent with the foregoing standard (“17e-1 Procedures”). Transactions with Affiliated Brokers also are subject to such fiduciary standards as applicable law imposes on Franklin and/or its Affiliated Brokers.

Although the Franklin Agreement permits Franklin to use Affiliated Brokers, Franklin has informed the Board and the Adviser that it does not intend to do so. Consequently, the Board has not adopted or approved 17e-1 Procedures for Franklin, and Franklin will not be permitted to use Affiliated Brokers until such time as the Board adopts or approves appropriate 17e-1 Procedures.

In addition, Section 11(a) of the Securities Exchange Act of 1934 provides that member firms of a national securities exchange may not effect transactions on such exchange for the account of an investment company of which the member firm or its affiliate is the investment adviser, except pursuant to the requirements of that Section.

During the year ended December 31, 2007, the Portfolio paid no commissions to any Affiliated Broker. As defined in rules under the Securities Exchange Act of 1934, an “Affiliated Broker” is a broker that is affiliated with the Fund, the Portfolio, the Adviser, Augustus, or Franklin.

RECORD OF OUTSTANDING SHARES

The number of shares of the Portfolio outstanding at the close of business on January 28, 2008, is listed in the table below.

The officers and directors of the Portfolio cannot directly own shares of the Portfolio, and they cannot beneficially own shares of the Portfolio unless they purchase Variable Contracts issued by Minnesota Life. At January 28, 2008, the officers and directors of the Portfolio as a group beneficially owned less than one percent of the outstanding shares of the Portfolio, and Minnesota Life, for itself and through its separate accounts, was the only shareholder of the Portfolio. To the best knowledge of the Portfolio, no person other than Minnesota Life owned, of record or beneficially, 5% or more of the outstanding shares of the Portfolio as of January 28, 2008. Information as of January 28, 2008, with regard to Minnesota Life’s ownership of the Portfolio is provided below:

Fund	Shares Outstanding	Shares Owned by Minnesota Life Insurance Company	Percent of Outstanding Shares Owned by Minnesota Life Insurance Company
International Bond Portfolio	56,828,141	56,828,141	100%

REPORTS AVAILABLE

The Portfolio will furnish, without charge, a copy of its most recent annual report to shareholders and its most recent semiannual report to shareholders succeeding such annual report, if available, to a Variable Contract owner upon request. Such requests should be directed to Minnesota Life Insurance Company, 400 Robert Street North, St. Paul, Minnesota 55101-2098, if made by mail, and to (800) 995-3850, if made by telephone.

SHAREHOLDER PROPOSALS

The Fund is not required to hold annual meetings of shareholders. Since the Fund does not hold regular meetings of shareholders, the anticipated date of the next meeting of shareholders cannot be provided. Any shareholder proposal that may properly be included in the proxy solicitation material for a meeting of shareholders must be received by the Fund no later than 120 days prior to the date proxy statements are mailed to shareholders.